Filed Pursuant to Rule 424(b)(3)
Registration No. 333-249786

PROSPECTUS SUPPLEMENT NO. 21
(to Prospectus dated December 3, 2020)

Up to 24,988,338 Shares of Class A Common Stock
Up to 7,745,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement updates and supplements the prospectus dated December 3, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-249786). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on June 24, 2022 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of the Prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 24, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 24, 2022 (June 22, 2022)

SHIFT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38839	82-5325852
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Division Street, Suite 400, San Francisco, CA	94103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 575-6739

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	SFT	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) if the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Foy Amended and Restated Retention Bonus Agreement

On June 22, 2022, Shift Technologies, Inc. (the “Company”) entered into an Amended and Restated Retention Bonus Agreement with Sean Foy, Chief Operating Officer of the Company (the “Amended and Restated Retention Agreement”). Pursuant to the Amended and Restated Retention Agreement (which replaces and supersedes in its entirety that certain retention bonus agreement between Mr. Foy and the Company dated January 7, 2022), Mr. Foy will be eligible to receive a cash award of $2,000,000 to be paid in two installments, subject to continued employment with the Company as a full-time employee in good standing through the applicable payment date and executing a release agreement in favor of the Company, with the first installment equal to $400,000 to be paid no later than the first payroll date that occurs after the release effective date applicable to such payment, and the second installment equal to $1,600,000 to be paid no later than the first payroll date that occurs after the release effective date applicable to such payment. If (i) Mr. Foy resigns from his position for any reason, (ii) Mr. Foy’s employment with the Company is terminated due to death or disability (as defined under the Company’s long-term disability plan and/or policy applicable to the Employee, as may be modified or implemented from time to time), or (iii) the Company terminates Mr. Foy’s employment for “Cause” (as defined in the Amended and Restated Retention Agreement), in each case, at any time prior to November 19, 2023, Mr. Foy will no longer be eligible to receive any unpaid installments of the cash award. In addition, if the Company terminates Mr. Foy’s employment without Cause prior to July 19, 2023, Mr. Foy will no longer be eligible to receive any unpaid installments of the cash award. If the Company terminates Mr. Foy’s employment without Cause after July 19, 2023 but prior to November 19, 2023, then, subject to Mr. Foy executing a release agreement in favor of the Company, Mr. Foy shall receive a prorated payment of any unpaid portion of the second installment of the cash award.

The foregoing description of the Amended and Restated Retention Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed hereto as Exhibit 10.1 and is incorporated herein by reference.

Shein Retention Bonus Agreement

On June 22, 2022, the Company entered into a Retention Bonus Agreement with Oded Shein, Chief Financial Officer of the Company (the “Retention Agreement”). Pursuant to the Retention Agreement, Mr. Shein will be eligible to receive a cash award of $400,000 subject to his continued employment with the Company as a full-time employee in good standing through November 15, 2022 and his execution of a release agreement in favor of the Company. If (i) Mr. Shein resigns from his position for any reason, (ii) Mr. Shein’s employment with the Company is terminated due to death or disability (as defined under the Company’s long-term disability plan and/or policy applicable to the Employee, as may be modified or implemented from time to time), or (iii) the Company terminates Mr. Shein’s employment for “Cause” (as defined in the Retention Agreement), in each case, at any time prior to November 15, 2022, Mr. Shein will no longer be eligible to receive the cash award. In addition, if the Company terminates Mr. Shein’s employment without “Cause” prior to November 15, 2022, Mr. Shein will receive the unpaid cash award, subject to Mr. Shein executing a release agreement in favor of the Company.

The foregoing description of the Retention Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Amended and Restated Retention Bonus Agreement, dated as of June 22, 2022, by and between Shift Technologies, Inc. and Sean Foy.
10.2	Retention Bonus Agreement, dated as of June 22, 2022, by and between Shift Technologies, Inc. and Oded Shein.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHIFT TECHNOLOGIES, INC.

Dated: June 24, 2022	/s/ George Arison
	Name:	George Arison
	Title:	Chief Executive Officer and Chairman